Exhibit 10.2

SUPPLEMENTAL

EXECUTIVE

BENEFITS

Original Document Effective as of December 31, 2008

Amended and Restated as of April 1, 2015, December 11, 2019, February 16, 2021 and February 15, 2023

INTRODUCTION

This document outlines the supplemental benefits for eligible executive employees of affiliates of Community Health Systems, Inc. (the “Company”), including the hospital companies whose operating results are consolidated with the Company’s operating results.  Benefits are provided by the entity that employs the particular eligible executive (the “Employer”), provided, however, certain benefits are provided through group plans sponsored by the Employer or CHS/Community Health Systems, Inc.

Plan benefit categories are based upon your position with an affiliate of the Company. The following benefit categories are referenced throughout this summary:

Executive	Corporate Vice Presidents (includes Vice Presidents (Officer) (elected by the Board of Directors of the Company), Regional Presidents, and Vice Presidents (Non-Officer)) and above

Group l	Corporate Senior Directors/Directors

Facility Chief Executive Officers

Group 2	Corporate Senior Managers/Managers/Supervisors

Facility Chief Administrative Officers

Facility Chief Financial Officers

Facility Chief Nursing Officers

Facility Chief Operating Officers

Facility Assistant Chief Executive Officers

Facility Assistant Chief Financial Officers

Facility Assistant Chief Nursing Officers

Facility Administrators/Assistant Administrators

Benefit category determination is the exclusive right of the Employer at its sole discretion.

As used in this document, “Cause” means gross neglect of duties, which gross neglect continues more than 30 days after receiving written notice from the chief executive officer of the Company, its board of directors, or other officers of the Company or Employer of the actions or inactions constituting gross neglect; insubordination; intentional misconduct or deliberate disruption of the workplace and working environment; conviction of a felony; dishonesty, embezzlement, theft, or fraud committed in connection with employment resulting in substantial financial harm to the Company; the issuance of any final order for your removal as an employee or representative of the Company or Employer by any state or federal regulatory agency; and your material breach of any duty owed to the Company or Employer, including without limitation the duty of loyalty.  “Cause” shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if you have exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to your position.

SURVIVOR BENEFITS

Survivor benefits are life insurance proceeds intended to provide cash to your beneficiary(ies) in the event of your death. These Survivor Benefits are provided through group-term life insurance or a combination of group-term life insurance and individually-owned life insurance policies, as determined by the plan sponsor.

Amount of Benefit.

The lesser of $2 million or:

Executive	4X Base Salary
Group 1 (including Facility Chief Executive Officers)	3X Base Salary
Group 2
Facility Chief Administrative Officers	3X Base Salary
Facility Chief Financial Officers
Facility Chief Nursing Officers
Facility Chief Operating Officers
Corporate Senior Managers/Managers/Supervisors	2X Base Salary
Facility Assistant Chief Executive Officers
Facility Assistant Chief Financial Officers
Facility Assistant Chief Nursing Officers
Facility Administrators/Assistant Administrators

POST-TERMINATION BENEFITS

Post-termination benefits are generally designed to provide supplemental retirement benefits.  Eligibility (dependent upon the design of the particular plan, as amended from time to time) may include (or have included in the past) one or more of the following:

•	the Employer/Community Health Systems, Inc. Deferred Compensation Plan (Corporate Vice President (Non-Officer) and above);
•	the CHS/Community Health Systems, Inc. Supplemental Executive Retirement Plan, as amended and restated January 1, 2009, as subsequently amended (Elected Officers (Vice President (Officer) and above));
•	the CHS/Community Health Systems, Inc. 2018 Supplemental Executive Retirement Plan effective January 1, 2018, as subsequently amended (Elected Officers (Vice President (Officer) and above));
•	matching contributions under the CHS/Community Health Systems, Inc. 401(k) Plan; and
•	any other qualified or non-qualified retirement plan of the Company or any affiliate.

You should refer to the underlying policies and/or plan documents relating to these benefits to learn more about eligibility and your right to post-termination benefits under these policies and plans.

SEVERANCE BENEFITS

Payout upon Termination (Salary and Vacation Time).

In the event you are terminated from your employment by your Employer, without Cause, severance benefits of a multiple of your then base monthly salary will be paid to you based upon your position, as shown in the schedule below:

Benefits Category	Severance Multiple
CEO	24 months
President	24 months
Executive Vice President	24 months
Senior Vice President	12 months
Regional President	12 months
Vice President (Officer)	12 months
Vice President (Non-Officer)	9 months
Group 1 (Corporate Senior Director/Director & Facility CEO)	6 months
Group 2 (Corporate Senior Manager/ Manager/Supervisors & Other Facility Key Hospital Management positions as defined on Addendum – Severance Benefits – Benefits Categories)	3 months

The vacation time payout for elected officers (Vice President (Officer) and above) (for whom no accruals are maintained) shall be based upon a reasonable estimate, to be determined by Employer, of the vacation time taken during the twelve month period preceding the date of termination.

Additional Payments (to be made no later than March 15th of the year following termination)

In addition, if your employment is terminated without Cause, you will receive an additional amount of severance pay determined as follows:

Elected Officers (Vice President (Officer) and Above): the Employer shall pay the terminated individual, at the same time that the Employer makes annual bonus payments under the 2019 Employee Performance Incentive Plan (or any replacement or successor plan providing for similar benefits, collectively the “Incentive Plan”) to other senior executives, a pro rata portion of the annual bonus that would have been paid to the terminated individual under the Incentive Plan in respect of the year in which the termination date occurred had the terminated individual remained employed through the applicable payment date under the Incentive Plan, calculated by multiplying such amount by a fraction, the numerator of which is the number of days in the year though the termination date and the denominator of which is 365.

Termination within First 12 Months of Employment

If your employment is terminated without Cause before completing 12 full months of employment, you will only receive one-half of the salary benefits provided for above and none of the bonus benefit.  Severance payments will be in the form of a lump sum payment or salary continuation, as determined by Employer, and subject to withholdings and other deductions as described below.

COBRA Payment Limitation

In addition to the severance benefits described above, terminated eligible executive employees who elect continuation health coverage under COBRA will be required to pay only the equivalent of the active employee premium for this coverage for a period of time equal to the time period applicable to such employee based on the above chart, subject to the eligibility provisions of COBRA coverage.  The difference in the COBRA premium paid and the active employee premium will be reimbursed to the terminated eligible executive employee upon receipt of payment confirmation for the full monthly COBRA premium.

Release.

As a condition of providing any payments and/or benefits described above, you will be required to execute a comprehensive full and final release agreement satisfactory to the Company and substantially in the form attached as Attachment 1, as amended from time to time.

Equity Awards.

The terms of vesting and (in the case of stock options) exercisability with respect to outstanding equity awards following the termination of employment will be governed by the applicable award agreements and the Company’s 2009 Stock Option and Award Plan, as such plan is amended, restated and/or superseded from time to time.

ADDENDUM

Severance Benefits – Benefits Categories

To follow are the job titles associated with the benefits categories as outlined on page 3 (Severance Benefits):

Benefits Category CEO	Associated Job Title(s) Chief Executive Officer

President	President & Chief Financial Officer President of Clinical Operations & Chief Medical Officer
Executive VP	All Executive Vice President positions
Senior VP	All Senior Vice President positions
Regional President	All Regional Presidents
Vice President (Officer)	Vice President positions classified as Officer level (i.e., elected by the Company Board of Directors)
Vice President (Non-Officer)	All Vice President positions classified as Non-Officer level (i.e., not elected by the Company Board of Directors)
Group 1	Corporate Senior Director/Director level positions Facility Chief Executive Officer
Group 2

Corporate Senior Manager/Manager/Supervisor level positions

Facility Key Hospital Management positions to include:  Chief Administrative Officer, Chief Financial Officer, Chief Nursing Officer, Chief Operating Officer, Assistant Chief Executive Officer, Assistant Chief Financial Officer, Assistant Chief Nursing Officer, Administrator, Assistant Administrator

Attachment 1

Release  AGREEMENT

In consideration for Severance Benefits in the Supplemental Executive Benefits, ___________(the “Employee”) enters into this Agreement. The Parties to this Agreement acknowledge that the Employer of the Employee is an indirect subsidiary of Community Health Systems, Inc. and that the benefits of this Agreement inure to it and the other Released Parties, as defined below in Section 4.

1.Cessation of Employment. The Employee’s employment with the Employer ceased on the date specified at the end of this Agreement; The Employee has no right to employment or to contract with the Released Parties in the future and if such an employ and/or contract is entered into it may be voided without any liability.

2.Consideration. The Employer agrees to pay the Employee a gross amount of $______, which is ___ months of the Employee’s current base salary, less applicable withholdings and deductions and in accordance with the Community Health Systems, Inc. Supplemental Benefits Plan (Supplemental Executive Benefits Plan consideration is guaranteed by CHS/Community Health Systems, Inc.).

Provided the Employee elects continuation coverage pursuant to the federal COBRA law, the  Employee and the Employee’s current dependents  may continue to enroll in the Employer’s group health insurances (medical, dental and/or vision).  The Employee will pay the COBRA premium(s) and the Employer will reimburse the Employee  the difference between the COBRA premium(s) and the premium(s) that the Employee would have paid had the Employee continued to be employed. This premium support is available  through the elected COBRA period up to the later of the date specified in this Agreement or the date the Employee becomes eligible under a subsequent employers group health plan.

No Consideration shall be provided unless the Employee returns a signed copy of this  Agreement, without proposing any changes to the Agreement, to the Employer, and any applicable revocation period under Section 4 has expired.

3.No Admission of Liability. This Agreement is not an admission by the Released Parties of any liability or any legal violation.

4.Release. The Employee, and on behalf of the Employee’s heirs, executors, administrators, personal representatives, successors, assigns, agents, servants, and attorneys (the “Releasing Parties”) releases and forever discharges, to the greatest extent permitted by law, the Employer, and any associated entities and persons including parent companies, subsidiaries, affiliates, successors, assigns, agents, management companies, servants, representatives, shareholders, lenders, members, directors, officers, staff members, and employees (the “Released Parties”) from any and all claims, causes of action, liabilities, covenants, agreements, obligations, damages, and/or demands of every nature, character, and description, without limitation in law, equity, or otherwise, which the Employee had, has, or may have (except as  provided  in this Section ),

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whether known or unknown, including under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, Equal Pay Act, Family and Medical Leave Act, Employee Retirement Income Security Act (unless vested), Genetic Information Nondiscrimination Act, Americans with Disabilities Act, Worker Adjustment Retraining and Notification Act, or other federal, state or local laws and regulations, and any claim for wrongful discharge, breach of contract, retaliation, infliction of emotional distress, or any other right or claim arising from or relating in any way to the Employee’s employment with the Company and/or the or cessation of that employment (collectively, the “Claims”), including all attorneys’ fees, costs, and expenses in connection with the Claims but excluding Claims under the Fair Labor Standards Act (“FLSA”) (as defined below).

The Employee agrees to waive any rights under any progressive discipline, grievance, and open door policies. The Employee warrants that the Employee knows of no facts that would serve as the basis for any of the Claims or legal violations. The Employee agrees the intent of this Section is to waive and release any and all claims, causes of action, liabilities, covenants, agreements, obligations, damages and/or demands of every nature, character, and description, without limitation in law, equity, or otherwise, which the Employee had, has, or hereafter may have (except as provided in this Section), known or unknown, against any of the Released Parties for any liability, whether vicarious, derivative, direct, or indirect; including any claims for damages (actual or punitive), back wages, future wages, commission payments, bonuses (target or other bonuses), reinstatement, accrued vacation, stock options (unless vested), past and future employee benefits (except any vested entitlement) including contributions to the Company’s employee benefit plans, compensatory damages, penalties, equitable relief, attorneys’ fees, costs of court, interest, and any and all other loss, expense, or damage of any kind related in any way to the Employee’s employment or separation.

As of the last payroll date prior to this Agreement, the Employee: (1) acknowledges having received all wages (including unpaid time and overtime) due under the Fair Labor Standards Act (as well as under any similar state or local laws referred to as the “FLSA”); and (2) does not claim that the Employer has violated or denied any of the Employee’s rights under the FLSA. The Employee and the Releasing Parties release and forever discharge, to the maximum extent permitted by law, the Employer  and the other Released Parties from any FLSA claim(s), including attorneys’ fees, costs, liquidated damages and expenses incurred by the Releasing Parties in connection with such claim. If legally required, the Employee also agrees to enter into any waiver, settlement or other agreement related to the FLSA claim(s).

5.Employee Age 40 or Over at Time of Acceptance - Review and Revocation Period. The Employee is advised to consult an attorney before signing this Agreement. The Employee has up to 21 days to review this offer of Agreement, sign it, and return it. By signing below, the Employee acknowledges having had the opportunity to read and review this Agreement, seek legal advice, and to voluntarily, without coercion, agree to it with the understanding of its significance and the consequences of its terms. Regardless, the Employee does not waive any rights or Claims under the ADEA that may arise after the date the Agreement is effective. If the Employee signs this Agreement, the Employee has seven (7) days to revoke the Agreement; if revoked, the Agreement shall be null and void, and the Employee must return any payments and other consideration provided under this Agreement. If the Employee does not revoke this Agreement, it

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shall be in full force and effect, and each party shall be obligated to its terms. The parties agree any changes made to this offer of Agreement (material or immaterial) will not restart or require another 21-day period for consideration by the Employee.

6.Indemnification. The Employee agrees to not directly or indirectly initiate or fiscally benefit from any legally releasable Claim(s) against the Released Parties. And the Employee agrees to indemnify the Released Parties for all attorney’s fees and expenses incurred by the Released Parties in defending such Claim(s) and in enforcing this Agreement.

7.Nondisparagement. The Employee shall not engage in any conduct, verbal or otherwise, to disparage or harm the Released Parties’ reputations. Such conduct shall include, but not be limited to, any negative remarks made orally or in writing by the Employee about the Released Parties.

8.Confidentiality of the Agreement. The Employee agrees that all terms of this Agreement are confidential. The Employee shall not discuss or disclose the terms of this Agreement to any entity or individual, including present or former employees of the Released Parties, the only exceptions being the Employee’s attorney, spouse, or personal accountant/tax adviser (this does not waive the Employee’s right to file a charge or communicate with the Equal Employment Opportunity Commission or any other government agency).

9.Company Property and Confidential Information. The Employee has returned or will return within three (3) calendar days of the Separation Date all property and information, including originals and/or copies of documents relating to the business of the Released Parties. The Employee shall not directly or indirectly disclose to anyone, or use for the Employee’s own benefit or the benefit of anyone other than the Company, any “confidential information” received through the Employee’s employment. Company confidential information includes its business plans and files; management information; patient data; and any other related proprietary information. The Employee may use the Employee’s general knowledge of the industry for the Employee’s own benefit and occupation and may fully and fairly compete with the Company. If it appears the Employee will be compelled by law or judicial process to disclose any confidential information, the Employee shall immediately notify the Company in writing upon the Employee’s receipt of a subpoena or other legal process.

10.Compliance Disclosure. In connection with the separation of the Employee’s employment, and pursuant to the Compliance Program and Code of Conduct, the Employee represents and warrants to the Released Parties that the Employee has complied with the Compliance Program and the Code of Conduct at all times, and the Employee has disclosed in writing to the Corporate Compliance Officer any and all instances of known or suspected violations of laws, rules, regulations, or corporate policy by the Released Parties. The Employee agrees to actively cooperate with the Released Parties on any questions relating to the Employee’s employment and compliance. Further, the Employee represents and warrants that the Employee has not brought and has no intention to bring any whistleblower or similar suits or claims (which terms shall include, but not be limited to, a qui tam action under the Federal False Claims Act and similar federal, state and local laws, rules and regulations) or disclosures to any governmental agency that would subject the Released Parties to any liability. The Employee also represents and

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warrants that the Employee knows of no facts that would give rise to any such whistleblower or similar lawsuits, claims, or disclosures to any governmental agency; provided that the foregoing is not intended and shall not be construed as limiting the right of the Employee to bring whistleblower or similar lawsuits or claims or to make such disclosures to any governmental agency. In the event the representations and warranties contained herein become inaccurate or untrue, the Employee agrees to notify the Corporate Compliance Officer, in writing, of the necessary corrections to make the representations and warranties accurate and true, prior to initiating any whistleblower or similar lawsuits, claims, or disclosures to any governmental agency. The Employee also agrees to indemnify the Released Parties against and hold the Released Parties harmless from any loss, cost, damage, or penalty incurred by the Released Parties as a result of any inaccuracy in or breach of the representations, warranties, or agreements contained herein.

11.Intellectual Property. Intellectual Property or “IP” means any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, design, graphic, user interface, workflow, technique, know-how, trade secret, trademark, logo, slogan, trade dress, idea, or other intellectual property right whatsoever or any interest therein, whether or not patentable or registrable under copyright, trademark, or similar protections.

All IP the Employee solely or jointly conceived, created, discovered, developed, or reduced to practice during the Employee’s employment that (i) is or was related to the Company’s business, including any planned or reasonably anticipated future business, (ii) was developed, in whole or in part, using the Company’s time or its equipment, supplies, facilities, or confidential information, or (iii) resulted from any work the Employee performed for the Company, together with the related goodwill and benefits (collectively “Company IP”), are the Company’s exclusive proprietary and confidential information, and constitute works made for hire. The Employee hereby assigns to the Company all rights the Employee has, may have, or may acquire in the Company IP without additional compensation and warrants that the Employee has disclosed to the Company all Company IP and related information. The Employee agrees to perform all acts deemed necessary or desirable by the Company to permit and assist it in perfecting and enforcing the full benefits, enjoyment, rights, and title throughout the world in the Company IP, including, without limitation, execution of documents, assistance or cooperation in the registration and enforcement thereof. If the Company is unable to secure the Employee’s signature to any document required to apply for or execute any IP registration application or related documents (including improvements, renewals, extensions, continuations, divisions and continuations in part), the Employee permanently appoints the Company and its authorized representatives as the Employee’s agents and attorneys-in-fact to execute and file said documents and to do all other lawful acts to pursue IP or other rights with the same legal effect as if executed by the Employee.

12.Miscellaneous Provisions. This Agreement is executed and delivered in the state of the Company’s principal location. The laws of such state apply, except for any rule of construction under which a contract may be construed against the drafter. Venue for any claim arising out of or related to this Agreement is in the jurisdiction of the Company’s principal offices. This is the entire agreement and understanding of the parties with respect to the subject matter. It supersedes all prior agreements and understandings of the parties; it may not be altered or amended except by mutual agreement evidenced by a writing signed by both parties and specifically identified as an

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amendment to this Agreement. No provisions of this Agreement are waived unless in writing and signed by both parties. This Agreement binds the parties and their respective heirs, executors, administrators, representatives, successors, and assigns. Neither party has made representations that are not contained herein on which either party relied upon in entering into this Agreement. Both parties have read and fully understand this Agreement and voluntarily enter into it. If any part of this Agreement is deemed to be unenforceable by a court of competent jurisdiction, except Section 6 in its entirety, then such part shall be severed from the Agreement and the rest of the Agreement shall remain in full force and effect. As to any unenforceable part, except Section 4 in its entirety, such court shall have the power to add or delete in its discretion any language necessary to make such provision enforceable to the maximum extent permitted by law, in which case such provision or part thereof shall not be severed, and the parties expressly agree to be bound by any such court reformed provision. Furthermore, if the release provided for in Section 4 of this Agreement is deemed to be void or otherwise unenforceable in its entirety by any court of competent jurisdiction, then the Employee shall not be entitled to consideration under this Agreement and shall immediately return/rescind such consideration and the Company will have a right to cease consideration and seek restitution, recoupment, and setoff for the recovery of any such consideration. This Agreement’s headings and captions are for convenience only and are not to be used in construing or interpreting this Agreement. The term "including" is used to list items by way of example and does not limit any term or provision. References to the singular and plural tenses are interchangeable.

13.Date of Cessation of Employment: ________________________

[Signature page follows]

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SIGNATURES:
EMPLOYEE SIGNATURE:

EMPLOYEE NAME:

DATE SIGNED:

WITNESS’ SIGNATURE:

Employer  to sign after employee returns Accepted Unchanged Offer

EMPLOYER:

By:

Name:

Title:

DATE SIGNED:

For convenience, this Agreement may be signed and electronically transmitted between the Parties and be as effective as a signed, paper agreement.

BENEFIT GUARANTOR: CHS/COMMMUNITY HEALTH SYSTEMS, INC.

By:

Name:

Title

DATE SIGNED:

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